Exhibit 8.2

March 18, 2026

Calavo Growers, Inc.

1141-A Cummings Road

Santa Paula, California 93060

Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Calavo Growers, Inc., a California corporation (“Calavo”), in connection with (i) the proposed merger of Cantaloupe Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”) and wholly owned subsidiary of Mission Produce, Inc., a Delaware corporation (“Mission Produce”), with and into Calavo (the “First Step Merger”), with Calavo continuing as the surviving entity (in such capacity, the “First Step Surviving Entity”) and (ii) immediately following the First Step Merger, the merger of the First Step Surviving Entity with and into Cantaloupe Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”) and wholly owned subsidiary of Mission Produce (the “Second Step Merger” and, together with the First Step Merger, the “Mergers”), with Merger Sub II continuing as the surviving entity in the Second Step Merger, as contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 14, 2026, by and among Mission Produce, Calavo, Merger Sub I and Merger Sub II. In connection with the Registration Statement on Form S-4 (File Number 333-294128) (as amended or supplemented through the date hereof, the “Registration Statement”) of Mission Produce, including the joint proxy statement/prospectus forming a part thereof, relating to the Mergers and initially filed with the Securities and Exchange Commission on March 9, 2026, you have requested our opinion as to certain U.S. federal income tax matters.

In providing our opinion, we have examined the Merger Agreement, the Registration Statement and such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein. In addition, we have assumed that: (i) the Mergers and related transactions will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), (ii) the statements concerning the Mergers and the parties thereto set forth in the Merger Agreement and the Registration Statement are true, complete and correct and the Registration Statement is true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Second Step Merger, (iii) all such statements qualified by knowledge, belief or materiality or comparable qualification are and will be true, complete and correct as if made without such qualification, (iv) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have

One Liberty Place  1650 Market Street  Suite 2800  Philadelphia, PA 19103

215.665.2000  800.523.2900  215.665.2013 Fax  cozen.com

Calavo Growers, Inc.

March 18, 2026

been or will be duly executed in the form presented to us and all natural persons who have executed such documents are of legal capacity and (v) all applicable reporting requirements have been or will be satisfied. If any of the above described assumptions is untrue for any reason, or if the Mergers are consummated in a manner that is different from the manner described in the Merger Agreement and the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing and the exceptions, limitations and qualifications described in the Registration Statement, it is our opinion that insofar as it summarizes U.S. federal income tax law, the discussion set forth in the Registration Statement under the caption “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS” is accurate in all material respects.

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Merger Agreement or the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Mergers and related transactions, or any inaccuracy in the statements, facts, or assumptions upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform Calavo of any such change or inaccuracy that may occur or come to our attention. In addition, our opinion is being delivered prior to the consummation of the Mergers and therefore is prospective and dependent on future events.

We are furnishing this opinion solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Cozen O’Connor